NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2010 RESULTS
First quarter revenue up 12% sequentially
MIDLAND, Texas – April 27, 2010 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the first quarter ended March 31, 2010.
Basic generated revenue of $143.0 million during the first quarter of 2010, up 12% from $128.1 million in the fourth quarter of 2009, and down 8% from the $154.7 million reported in the first quarter of 2009. For the first quarter of 2010, Basic reported a net loss of $21.6 million, or $0.54 per diluted share, compared to a net loss of $24.2 million, or $0.61 per diluted share, in the fourth quarter of 2009. In the first quarter of 2009, Basic reported a net loss of $182.8 million, or $4.57 per diluted share, which included a $167.0 million after-tax ($204.1 million pre-tax), or $4.18 per diluted share, non-cash goodwill impairment charge.
Adjusted EBITDA for the 2010 first quarter was $11.9 million, or 8% of revenue, compared to $8.7 million, or 7% of revenue, in the fourth quarter of 2009, and $15.1 million, or 10% of revenue, in the comparable quarter of 2009. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization and the net gain or loss from the disposal of assets. The 2009 first quarter results also exclude the pre-tax goodwill impairment charge. Adjusted EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Each of our business segments experienced improving activity levels as the quarter progressed due to stronger demand for our services in oil-oriented markets, as well as more favorable weather conditions and longer workdays. We capitalized on those improved market conditions to record higher sequential revenues in our three largest segments and posted a meaningful 21% year-over-year revenue increase in our Completion and Remedial segment.
“Although pricing remains well below year ago levels, our focus on building volume combined with good cost control resulted in margins, with the exception of our fluid services segment, very close to or higher than those produced in the year earlier period. Our fluid services segment suffered pricing and activity erosion early in the quarter, but should show margin improvements as we reposition equipment from gas to oil markets particularly in the Permian and Williston Basins. We expect further margin improvements over the next several quarters even without pricing improvements as we more fully utilize our infrastructure.
“While gas prices will likely cause restrained activity in gas-oriented markets at least through the remainder of 2010, we expect to produce further revenue and margin growth across all segments driven by our customers’ growing confidence in higher sustained oil prices. We will take advantage of our footprint throughout most of the established domestic oil and gas markets to reposition equipment to those markets providing the most attractive utilization and pricing.
“Overall, we have become more confident that the industry has begun a sustained recovery and anticipate using our favorable liquidity position to resume building the company through internal growth and acquisitions.”
Business Segment Results
Well Servicing
Sequentially, well servicing revenues rose 13% to $41.8 million during the first quarter of 2010 compared to $37.0 million in the prior quarter. In 2009, first quarter revenues were $48.8 million. At March 31, 2010, the well servicing rig count was 404, down one rig from the prior quarter end, as Basic retired one rig. The weighted average number of well servicing rigs was 405 during the first quarter of 2010 compared to 410 during the fourth quarter of 2009 and 414 during the first quarter of 2009.
Well servicing rig utilization of 47% in the first quarter of 2010 was up from 41% in the fourth quarter of 2009 reflecting increased demand for our services, longer daylight hours and better weather conditions. Last year in the comparable quarter, the rig utilization rate was 45%. Revenue per well servicing rig hour of $308 was flat with the fourth quarter of 2009 but down from $369 during the first quarter of 2009.
Well servicing segment profit in the first quarter of 2010 was $9.7 million compared to $9.1 million in the prior quarter and $11.9 million in the same period in 2009. Segment profit margins dipped slightly to 23% in the first quarter of 2010, down from 25% in the fourth quarter of 2009 and 24% in the first quarter of 2009. Segment profit margins in the first quarter of 2010 were impacted by higher costs associated with reactivating equipment to meet increased activity levels.
Fluid Services
Fluid services revenues in the first quarter of 2010 increased by 2% to $52.1 million compared to $51.0 million in the prior quarter. During the comparable quarter of 2009, this segment produced $65.0 million in revenue. The weighted average number of fluid services trucks dipped slightly to 791 during the first quarter of 2010, down three trucks from the average truck count of 794 during the fourth quarter of 2009. The average number of fluid services trucks was 814 during the first quarter of 2009.

The average revenue per fluid services truck was $66,000 in the first quarter of 2010, up slightly from $64,000 in the prior quarter and down 17% compared to $80,000 in the same period in 2009. Segment profit in the first quarter of 2010 was $11.2 million, or 22% of revenue, compared to $10.3 million, or 20% of revenue, in the prior quarter and $20.4 million, or 31% of revenue, in the same period in 2009.
Completion & Remedial Services
Sequentially, completion and remedial services revenues increased 27% to $45.2 million in the first quarter of 2010 from $35.6 million in the prior quarter. In the comparable quarter of last year, this segment generated $37.3 million in revenue. Segment profit in the first quarter of 2010 rose sequentially to $15.5 million, or 34% of revenue, compared to $10.8 million, or 30% of revenue, in the prior quarter. During the first quarter of 2009, segment profit was $11.4 million, or 31% of revenue. The sequential and prior year rise in revenue and segment profit was due to the improved utilization of equipment from higher drilling and completion activity, as well as improvement in pricing. As of March 31, 2010, Basic had approximately 140,000 hydraulic horsepower, up slightly from March 31, 2009 and December 31, 2009.
Contract Drilling
Contract drilling revenues declined by 18% to $3.8 million during the first quarter of 2010 compared to $4.6 million in the fourth quarter of 2009. During the first quarter of 2009, this segment produced $3.6 million in revenue. Basic operated nine drilling rigs during the first quarter of 2010, the same as in the prior quarter and in the same period in 2009. Rig operating days during the first quarter of 2010 were 420 compared to 417 in the prior quarter and 248 in the comparable period in 2009. Segment profit in the first quarter of 2010 was $519,000 compared to $905,000 in the prior quarter and $369,000 in the first quarter of 2009. The sequential drop in revenue and profit was attributable to a decrease of 18% in revenue per day.
G&A Expense
G&A expense in the first quarter of 2010 was $25.1 million, or 18% of total revenue, compared to $22.6 million, or 18% of total revenue, in the fourth quarter of 2009. The fourth quarter of 2009 was favorably impacted by an insurance settlement. During the first quarter of 2009, G&A expense was $29.1 million, or 19% of total revenue.
Capital Expenditures
During the first quarter of 2010, Basic’s total capital expenditures, including capital leases of $3 million, were approximately $14 million, comprised of $10 million for sustaining and replacement projects, $4 million for expansion projects and less than $1 million for other projects. Expansion capital spending included approximately $2 million for the fluid services segment, $1 million for the completion and remedial services segment, and $1 million for the well servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

In 2010, Basic continues to anticipate that to sustain its existing fleet, its minimum capital requirement will be approximately $35 million. Capital expenditures for expansion and other replacements will be made as the operating environment improves.
Conference Call
Basic will host a conference call to discuss its first quarter 2010 results on Wednesday, April 28, 2010, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9819 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http:// www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 5, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4278034#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production of oil and gas wells within its operating area. The Company employs approximately 4,000 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Income Statement Data:
Revenues:
Well servicing	$41,796	$48,814
Fluid services	52,147	64,977
Completion and remedial services	45,234	37,259
Contract drilling	3,789	3,638

Total revenues	142,966	154,688

Expenses:
Well servicing	32,100	36,917
Fluid services	40,940	44,587
Completion and remedial services	29,723	25,894
Contract drilling	3,270	3,269
General and administrative (1)	25,077	29,079
Depreciation and amortization	33,098	32,737
(Gain) loss on disposal of assets	711	865
Goodwill impairment	—	204,096

Total expenses	164,919	377,444

Operating income (loss)	(21,953)	(222,756)

Other income (expense):
Interest expense	(11,664)	(5,736)
Interest income	26	220
Other income (expense)	81	134

Income (loss) from continuing operations before income taxes	(33,510)	(228,138)

Income tax benefit (expense)	11,919	45,313

Net income (loss)	$(21,591)	$(182,825)

Earnings (loss) per share of common stock:
Basic	$(0.54)	$(4.57)

Diluted	$(0.54)	$(4.57)

Other Financial Data:
EBITDA (2)	$11,937	$(189,020)
Adjusted EBITDA (2)	11,937	15,076
Capital expenditures:
Acquisitions, net of cash acquired	687	1,150
Property and equipment	11,092	13,784

	As of
	March 31,	March 31,
	2010	2009
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$105,915	$142,861
Restricted cash	14,136	—
Net property and equipment	648,967	735,304
Total assets	1,022,472	1,092,449
Total long-term debt	473,501	457,217
Total stockholders’ equity	319,076	407,186

	Three months
	Ended March 31,
	2010	2009
Segment Data:
Well Servicing
Weighted average number of rigs	405	414
Rig hours (000’s)	135.7	132.3
Rig utilization rate	46.9%	44.7%
Revenue per rig hour	$308	$369
Well servicing rig profit per rig hour	$71	$90
Segment profits as a percent of revenue	23.2%	24.4%

Fluid Services
Weighted average number of fluid services trucks	791	814
Revenue per fluid services truck (000’s)	$66	$80
Segment profits per fluid services truck (000’s)	$14	$25
Segment profits as a percent of revenue	21.5%	31.4%

Completion and Remedial Services
Segment profits as a percent of revenue	34.3%	30.5%

Contract Drilling
Weighted average number of rigs	9	9
Rig operating days	420	248
Revenue per day	$9,000	$14,700
Drilling rig profit per day	$1,200	$1,500
Segment profits as a percent of revenue	13.7%	10.1%
(1) Includes approximately $1,150,000 and $1,374,000 of non-cash compensation expense for the three months ended March 31, 2010 and 2009, respectively.
(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months
	Ended March 31,
	2010	2009
	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(21,591)	$(182,825)
Income taxes	(11,919)	(45,313)
Net interest expense	11,638	5,516
(Gain) loss on disposal of assets	711	865
Depreciation and amortization	33,098	32,737

EBITDA	$11,937	$(189,020)

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge in 2009:

	Three months
	Ended March 31,
	2010	2009
	(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(21,591)	$(182,825)
Goodwill impairment	—	204,096
Income taxes	(11,919)	(45,313)
Net interest expense	11,638	5,516
(Gain) loss on disposal of assets	711	865
Depreciation and amortization	33,098	32,737

Adjusted EBITDA	$11,937	$15,076

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the items represented by the goodwill impairment charges in 2009.
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